Exhibit 99.1
December 3, 2018

HEICO MOURNS PASSING OF DIRECTOR WOLFGANG MAYRHUBER

Miami, FL - HEICO Corporation (NYSE: HEI.A and HEI) today reported that Wolfgang Mayrhuber, a member of the Company’s Board of Directors, passed away on December 1, 2018, at the age of 71, after a long illness.

Wolfgang Mayrhuber served on HEICO’s Board since March 2001 and as an Advisor to the Board of Directors since 1997, where he served on the Executive Committee and the Environmental, Safety, and Health Committees.

Laurans A. Mendelson, HEICO’s Chairman and Chief Executive Officer, along with Eric A. Mendelson and Victor H. Mendelson, HEICO’s Co-Presidents, commented, “Wolfgang was a great friend to us, HEICO and so many others. With his trademark combination of humility, open-mindedness, hard work, determination, compassion, and humor, he possessed legendary insight into business, aviation technology, world affairs, culture, and people. We counted on his wise counsel over the course of several decades and will deeply miss his advice and participation at HEICO. As a matter of fact, after first meeting and speaking with Wolfgang, many people, including the three of us, commented that he was among the most unique and impressive people they ever had the pleasure to meet. We can pay no higher tribute to such a great human being, role model, and friend.”

Wolfgang Mayrhuber served as Chairman of the Supervisory Board of Deutsche Lufthansa AG ("Lufthansa") from May 2013 to September 2017 and previously served as Lufthansa’s Chairman of the Executive Board and Chief Executive Officer from June 2003 until December 2010. He joined Lufthansa in 1970 in the Engineering Department, and was successively promoted to many positions, including leading Lufthansa’s restructuring efforts in the early 1990s, Chairman of the Executive Board and Chief Executive Officer of Lufthansa Technik AG, and President of Passenger Airlines of Lufthansa. He also served as Chairman of the Supervisory Board of Infineon Technologies, a major global semiconductor manufacturer from 2011 until 2018. Additionally, Mr. Mayrhuber was a former member of the supervisory boards of Munich RE Group, UBS, and BMW AG.

Laurans, Eric, and Victor Mendelson added, “Wolfgang was devoted to his family, including the devoted and supportive love of his life, Beate, his wife of over 43 years. Wolfgang was a wonderful father to his three children and five grandchildren.

Following Mr. Mayrhuber’s passing, the Company’s Board consists of 9 members, 6 of whom are considered “independent” or “outside” directors under applicable New York Stock Exchange rules.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based Flight Support Group and its Miami, FL-based HEICO Electronic Technologies Corp. Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronic equipment manufacturers. For more information about HEICO, please visit our website at http://www.heico.com.

Contact:

Eric A. Mendelson
(954) 744-7555